UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 18, 2008

(Date of earliest event reported)

VERIZON COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8606	23-2259884
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

140 West Street New York, New York	10007
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 395-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On September 18, 2008, at the Goldman Sachs Communacopia Conference, Dennis Strigl, President and Chief Operating Officer of Verizon Communications Inc. (Verizon) provided an update of Verizon’s initiatives to focus on its networks and strategic assets for sustained organic growth. Mr. Strigl stated that Verizon was continuing to invest in networks and new technologies that provide the platform for growth, innovation and productivity. He reiterated that capital spending in 2008 is expected to be less than in 2007 and that capital spending as a percent of revenue is expected to continue to decline in the future. He noted that Verizon is demonstrating confidence in its plan as it returns cash to shareholders through the 7% dividend increase announced on September 4, 2008. Mr. Strigl reviewed certain key aspects of the state of the business in Verizon’s two business segments.

With respect to Verizon Wireless:

•

Verizon Wireless continues to see solid net add growth for the third quarter of 2008 and wireless EBITDA margins are forecasted to continue to be in the 43% to 45% range (EBITDA – or earnings before interest, taxes, depreciation and amortization – adds depreciation and amortization to operating income. Wireless EBITDA margin is calculated by dividing wireless EBITDA by wireless service revenues);

•

Approximately 30% of handset sales are smartphones, PDAs and integrated devices, which have higher upfront costs that could affect margins in the short-term, but ARPUs from the smartphone customer base are about twice the average ARPU;

•	There is no change in the timeline for closing the Alltel deal, which is expected to close by year-end.

With respect to Verizon Wireline:

•	Verizon Business has seen increased competition and price compression during recent new contract negotiations;

•	Verizon Business has won some major new customers which will result in some upfront costs;

•	It is expected that as Verizon Business negotiates new contracts going forward, there will be less discounting and selective price increases within the Verizon business product line;

•	The financial services sector is an important part of the Verizon Business portfolio and consolidation in this sector may result in some impact beginning in the fourth quarter;

•

FiOS volumes have improved in the third quarter as compared to second quarter 2008; Verizon Telecom initiated various promotional changes during the third quarter, the full effect of which will occur during the fourth quarter of this year;

•

The target for FiOS video penetration by 2010 is now expected to be closer to 30% and the availability of the triple play bundle will increase from the current level of 22% of households in the Verizon footprint to approximately 60% of households at the end of 2010 and beyond;

•

Verizon wireline is committed to improving margins and attaining a long term EBITDA margin of 30% to 33%; (wireline EBITDA margin is calculated by dividing wireline EBITDA by total wireline revenues) although FiOS and Verizon Business volumes are strong, wireline margin improvement in 2008 will come at a slower pace than originally expected.

NOTE: This report contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic and industry conditions and labor matters, including workforce levels and labor negotiations, and any resulting financial and/or operational impact, in the markets served by us or by companies in which we have substantial investments; material changes in available technology, including disruption of our suppliers’ provisioning of critical products or services; the impact of natural or man-made disasters and any resulting financial impact not covered by insurance; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; the final results of federal and state regulatory proceedings concerning our provision of retail and wholesale services and judicial review of those results; the effects of competition in our markets; the timing, scope and financial impacts of our deployment of fiber-to-the-premises broadband technology; the ability of Verizon Wireless to continue to obtain sufficient spectrum resources; changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; and the ability to complete acquisitions and dispositions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Verizon Communications Inc.
(Registrant)

Date: September 22, 2008	/s/ Thomas A. Bartlett
Thomas A. Bartlett
Senior Vice President and Controller